EXHIBIT 99.2


                             Shopping Sherlock, Inc.
                                Two Union Square
                          601 Union Street, Suite 4200
                                Seattle, WA 98101
                                 (206) 652-3675
                               Fax (206) 652-3676

                                  OTCBB: "SSLK"

                                                                    May 12, 2000



            SHOPPING SHERLOCK, INC. CHANGES NAME TO ASPI EUROPE, INC.
            ---------------------------------------------------------

SEATTLE, WASHINGTON- Shopping Sherlock, Inc. (the "Company") announced today that effective May 5, 2000, the Company changed its name to ASPi Europe, Inc. after receiving the required number of votes at a special meeting of shareholders held on May 2, 2000.

Effective today, the Company's trading symbol will change from "SSLK" to "ASPQ". More information regarding the Company's name change and business operations is available at www.aspieurope.com.

In connection with the Company's name change, each registered shareholder who desires to obtain a new stock certificate may surrender its existing stock certificate(s) to the Company's transfer agent, and it will issue a new certificate(s) reflecting the Company's new name. Stock certificates should be mailed to the Company's transfer agent, Interwest Transfer Company, at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

THE SEC AND NASD HAVE NOT REVIEWED AND DO NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.